Exhibit 23.1

Tel: 215-564-1900	1801 Market Street, Suite 1700
Fax: 215-564-3940	Ten Penn Center
www.bdo.com	Philadelphia, PA 19103

Consent of Independent Registered Public Accounting Firm

First Priority Financial Corp. Malvern, Pennsylvania

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-211391) of our report dated March 23, 2017, relating to the consolidated financial statements appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

/s/ BDO USA, LLP

BDO USA, LLP

Philadelphia, Pennsylvania March 23, 2017

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.